Exhibit (c)(2)

-Preliminary Working Draft— Project Apex Presentation to the Special Committee October 13, 2023 Privileged & Confidential | Prepared at the Request of Counsel

- Preliminary Working Draft -

Disclaimer

This presentation has been prepared by Centerview Partners LLC ("Centerview") for use solely by the Special Committee of the Board of Directors of Atlas *("Atlas" or the "Company")* in connection with its evaluation of a proposed transaction and for no other purpose. The information contained herein is based upon information supplied by or on behalf of Atlas and publicly available information, and portions of the information contained herein may be based upon statements, estimates and forecasts provided by Atlas. Centerview has relied upon the accuracy and completeness of the foregoing information, and has not assumed any responsibility for any independent verification of such information or for any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Atlas or any other entity, or concerning the solvency or fair value of Atlas or any other entity. With respect to financial forecasts, Centerview has assumed that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Atlas as to the future financial performance of Atlas, and at your direction Centerview has relied upon such forecasts, as provided by Atlas' management, with respect to Atlas. Centerview assumes no responsibility for and expresses no view as to such forecasts or the assumptions on which they are based. The information set forth herein is based upon economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof, unless indicated otherwise and Centerview assumes no obligation to update or otherwise revise these materials.

The financial analysis in this presentation is complex and is not necessarily susceptible to a partial analysis or summary description. In performing this financial analysis, Centerview has considered the results of its analysis as a whole and did not necessarily attribute a particular weight to any particular portion of the analysis considered. Furthermore, selecting any portion of Centerview's analysis, without considering the analysis as a whole, would create an incomplete view of the process underlying its financial analysis. Centerview may have deemed various assumptions more or less probable than other assumptions, so the reference ranges resulting from any particular portion of the analysis described above should not be taken to be Centerview's view of the actual value of Atlas.

These materials and the information contained herein are confidential, were not prepared with a view toward public disclosure, and may not be disclosed publicly or made available to third parties without the prior written consent of Centerview. These materials and any other advice, written or oral, rendered by Centerview are intended solely for the benefit and use of the Special Committee of the Board of Directors of Atlas (in its capacity as such) in its consideration of the proposed transaction, and are not for the benefit of, and do not convey any rights or remedies for any holder of securities of Atlas or any other person. Centerview will not be responsible for and has not provided any tax, accounting, actuarial, legal or other specialist advice. These materials are not intended to provide the sole basis for evaluating the proposed transaction, and this presentation does not represent a fairness opinion, recommendation, valuation or opinion of any kind, and is necessarily incomplete and should be viewed solely in conjunction with the oral presentation provided by Centerview.

CENTERVIEW PARTNERS 1
Privileged & Confidential | Prepared at the Request of Counsel

- Preliminary Working Draft -

Situation Overview

- On October 6th, Teton submitted a Proposal (the "Proposal") to acquire for cash all common shares that it does not currently own (~40mm)[(1)] for $9.00 per share
  - Proposal represented a 60.1% premium to the closing price as of October 6th, 2023 (close prior to Proposal) and a 67.9% premium to the closing price on October 12th, 2023 ($5.36)
- For today's meeting, we plan to discuss:

(A) Centerview's near-term workplan

(B) Terms of Teton's 10/6 Proposal and key aspects of the Proposal that require further clarification

(C) Current market and sector dynamics

(D) Key learnings from recent precedent situations

(E) Considerations for timing, process, tactics, and next steps

Source: FactSet as of October 12, 2023.
Note: Based on latest publicly available information. Share count not reflective of any undisclosed share repurchases since repurchase program authorized on August 21, 2023.
(1) Includes impact of option exercise at $9 / share and RSUs.

CENTERVIEW PARTNERS 2
Privileged & Confidential | Prepared at the Request of Counsel

- Preliminary Working Draft -

A Special Committee & Advisor Roadmap

Special Committee "Roadmap Dashboard"


Focus for Today's Discussion
Focus for Following Discussions
A
Teton's 10/6 Proposal
What are the key terms of the Proposal?
What are the items to clarify with Teton?
What is the current market macro and industry context?
What are next steps?
Contextualizing Teton's Proposal
How does Teton's Proposal compare to recent stock performance and fundamental value? Proposal implies ~9x '23E EBITDA vs. current ~7x
Framework for Negotiation
What are negotiation dynamics in selected other transactions?
How will the public market react to the upcoming earnings release? Could earnings impact negotiations?
What other factors should be taken into consideration?
What are the key process, timing and tactical considerations?
Evaluate Proposal and Develop Response
How does the Proposal compare vs. potential value of executing on Management's standalone plan?
What are Atlas' practical set of alternatives (e.g., strategic / sponsor interest, partner joins Teton)?
What are the key economic and non-economic Terms of Proposal?
Key underlying analysis to inform next steps
Assessment of Management Outlook
Learnings from diligence
Key drivers of outlook
Potential risks / opportunities
Theoretical value of outlook
Negotiate with Teton
Reach Agreement with Teton
Withdraws Proposal
Becomes Unfriendly
Potential to reach out to third parties / explore other strategic transactions based on strategic dynamics
Reach out to Third Parties
Reach Agreement with Third Party
No Agreement with Third Parties
Explore Other Strategic Transactions
Reach Agreement with Strategic
No Agreement with Strategic

CENTERVIEW PARTNERS 3

Privileged & Confidential | Prepared at the Request of Counsel

-Preliminary Working Draft— A Special Committee & Advisor Roadmap Initial Data Request List On October 12th, Centerview provided Management with its initial diligence request list (below); over the coming days, Centerview to work closely with Management in order to review and develop deep understanding of Management’s Long-Term Plan and current business outlook Centerview Initial Diligence Request List ï,§ Recent board presentations on Atlas’ strategy and performance ï,§ Latest long-term strategic plan (including income statement, cash flow statement and balance sheet), key assumptions and supporting materials – To hold discussion with Management regarding basis of preparation, key assumptions underlying forecast, upside / downside levers, near-term catalysts, and organic / inorganic growth plans ï,§ Any relevant materials or data on key performance indicators (“KPIs”) that Management uses to gauge the health and performance of the businessï,§ Latest ‘23 budget and Atlas tracking year-to-date for ‘23 vs. budget, in addition to ‘24 budgetï,§ Latest equity and debt capitalization, including details on any recent share repurchases ï,§ Any other off-the-shelf industry reports, work performed by consultants, company presentations or data that would be helpful for us to understand current industry dynamics ï,§ Investor feedback received over past several months, including post-CEO transition 4 Privileged & Confidential | Prepared at the Request of Counsel

- Preliminary Working Draft -

B Proposal Terms & Key Questions

Overview of Teton's 10/6 Proposal

Headline Price	▪ Proposal to acquire all outstanding common shares not owned by Teton (~40mm[1]) ▪ Purchase price of $9.00 per share in cash (~$364mm total equity consideration) – Represents a 60.1% premium to the closing price as of October 6th, 2023 (close prior to Proposal) and a 67.9% premium to the closing price on October 12th, 2023 ($5.36) – Implied equity value of ~$1.2bn[1] – Implied enterprise value of ~$2.4bn[1] – Represents ~9.0x '23E EBITDA and ~8.5x '24E EBITDA[2]
Teton's Stated Rationale	▪ Represents a 60.1% premium to closing price on Oct. 6, 2023 (close prior to Proposal) ▪ Opportunity to de-risk public shareholder investment via liquidity and value certainty ▪ Allows Management to focus on serving customers without the burdens and the distraction that come from operating as a public company
Process Considerations	▪ Will not proceed with the proposed transaction unless a Special Committee of "disinterested and independent Board members with full authority" to consider the Proposal is formed ▪ Able to finalize diligence and negotiate definitive documentation in conjunction with Q3 earnings release (early November) ▪ Not expressly conditioned on obtaining majority of the minority approval ▪ Letter did not reference shares Teton currently owns ▪ Proposal would not be subject to a financing condition

Source: FactSet as of October 12, 2023.
Note: Based on latest publicly available information. Share count not reflective of any undisclosed share repurchases since repurchase program authorized on August 21, 2023.
(1) Includes impact of option exercise at $9 / share and RSUs.
(2) Multiples based on consensus estimates.

CENTERVIEW PARTNERS 5
Privileged & Confidential | Prepared at the Request of Counsel

-Preliminary Working Draft— B Proposal Terms & Key Questions Key Aspects Of Teton’s 10/6 Proposal To Clarify ï,§ Is Teton a “seller” at or around the Proposal price of $9 per share? ï,§ What are the boundaries within which Teton could be a seller of all or part of Transaction their shares? Structure – What are their current thoughts around a partnership type transaction?ï,§ Given Teton’s role, how does Teton envision a potential shareholder vote being structured? ï,§ How will Teton finance the transaction? Note: letter explicitly states no Financing financing contingencyï,§ Are there other contingencies subsumed within their Proposal? ï,§ How does Teton envision diligence process given existing knowledge of the business? Processï,§ How will Teton minimize interruption to Management as part of diligence process?  ï,§ What approvals are required? 6 Privileged & Confidential | Prepared at the Request of Counsel

-Preliminary Working Draft— C Current Market & Sector Dynamics Macro Indicators Mixed Amid Complex Economic Backdrop U.S. 10-Year Treasury Yield M&A Volume ($tn) IPO Volume ($bn) 6.0% $5.9 4.7% $460 5.0% 4.0% $4.0 $3.6 $3.8 $271 3.0% 2.7% $208 $184 2.0% $1.3 $101 H1’22 Q3’22 1.0% $2.2 $148 0.0% Jan-19 Jan-20 Jan-21 Jan-22 Jan-23 2019 2020 2021 2022 H1’23 2019 2020 2021 2022 YTD’23 U.S. Inflation Rate ’24E Real GDP Growth by Geography (YoY Change in CPI) 4.7% 4.5% 8.7% 8.0% 8.3% 7.1% Economic Forecast 5.8% 4.0% 3.5% 3.3% 1.5% 2.9% 2.8% 1.4% 2.6% 2.4% 2.4% 0.8% 0.8% United States Eurozone China Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 ‘25 2022 2023 2024 Current Outlook 1 Year Ago Outlook 7 Source:Bloomberg, FactSet, World Bank, FederalReserve Economic Data, and Wall street research as of October 2023. (1) Rate expectations based on FOMC Economic Projections for US and ECB Survey of Professional Forecasters for EU. Privileged & Confidential | Prepared at the Request of Counsel

- Preliminary Working Draft -

C Current Market & Sector Dynamics

Healthcare Services Performance in Context

Key challenges facing Healthcare Services sector include labor / wage inflation, slowing demand, reimbursement pressure and need for capital for higher-growth models

S&P Sector Last-12-Mos. Performance


Entertainment 52%
Technology 47%
S&P 500 22%
Industrial 21%
Materials 15%
Transportation 14%
Pharma 10%
Energy 10%
Financial 9%
Real Estate 2%
Retail 1%
(2%) Consumer
(5%) Utilities
(9%) HC Services
(13%) Biotech

HC Services Sub-Sector Last-12-Mos. Performance


Distributors 30%
CROs 21%
Hospitals 18%
Home Health 11%
Clinical Labs 11%
Specialty Providers 10%
MCOs 1%
(5%) HCIT
(9%) Long-Term Care
(18%) Hospital / Phys Outsourcing
(22%) Provider / Provider Enablement
Outperform S&P
Underperform S&P

Key Trends in Healthcare Services

- Payors looking to ***develop "next generation" managed care models*** through vertical consolidation
- Increased activity in ***advanced primary care*** as players see ***growth in funding and demographic tailwinds***
- ***Big Tech players*** expanding ***healthcare capabilities*** with varying device, services and provider strategies
- ***Uptick in medical utilization pressuring insurers*** given elevated outpatient volumes
- ***Ongoing cost pressures across provider universe***, particularly in acute care
- ***Regulatory scrutiny and pressure as it relates to reimbursement*** driving increased focus on profitability
- ***Expanded use cases for generative AI***; interoperability and monetization of data

Source: Company filings and FactSet as of October 12, 2023
Note: Reflects simple sector averages.

CENTERVIEW PARTNERS 8

Privileged & Confidential | Prepared at the Request of Counsel

-Preliminary Working Draft— C Sponsor Conditions Remain Challenged; However, Reemergence B of Scale LBOs since Spring 2023 Private Equity M&A Volume ($bn) 2023 Top 10 Largest Take-Privates $1,288 TEV $1,018 Date Target / Acquiror(s) ($bn) $765 $690 $418 (1) Jul-23 / $18.5 H1’22: $671 2019 2020 2021 2022 H1’23 Mar-23 / $12.5 U.S. Leveraged Loans Volume ($bn) Mar-23 / $8.1 $800 May-23 / $7.1 $490 $443 $395 $152 Jul-23 / $7.1 H1’22: $298 2019 2020 2021 2022 H1’23 May-23 / $5.2 Cost of Debt Elevated vs. Recent Historical Levels Mar-23 / $4.6 14% B Index BB Index BBB Index 12% Aug-23 / $2.9 10% 8.3% 9.2% 6.2% 8% 7.6%  4.7 6%% 6.4% Jan-23 / $2.6 4% 2% Sep-23 / $2.0 0% Jan-19 Jul-19 Jan-20 Jul-20 Jan-21 Jul-21 Jan-22 Jul-22 Jan-23 Jul-23 Healthcare Source:Public filings, Bloomberg, CapitalIQ, FactSet, World Bank and FederalReserve Economic Data as of October 2023. 9 (1) Reflects total enterprise value including $1bn of contingent consideration. Net proceeds to FIS of $11.7bn from sale of 55% equity stake. Privileged & Confidential | Prepared at the Request of Counsel

- Preliminary Working Draft -

D Key Learnings from Recent Precedents

Case Study: TPG Acquisition of Convey Health

convey | TPG

Transaction Background

- In 2019, TPG acquired Convey Health from New Mountain Capital for ~$700mm
- On June 15, 2021, Convey went public at $14 per share
  - TPG maintained majority stake with ~75% ownership
- On June 21, 2022 TPG acquired all outstanding shares of Convey common stock for $10.50, representing an enterprise value of ~$1.1bn and ~13.3x EV / 2022 Adj. EBITDA
  - 143% premium to the 1-day prior
  - 99% premium to the 30-day VWAP
  - TPG's offer increased from $9.00 per share over course of negotiations with Special Committee (initial premium of 66%)
  - From initial offer through negotiations, Convey's share price traded down from $5.43 to $4.32

Key Process Considerations for Special Committee

- Negotiations focused on three main areas: Price, Process, and Certainty
- TPG was 13-G filer rather than 13-D; afforded them ability not to disclose offer letters
- In the initial offer: TPG noted (a) they were not a willing seller and (b) TPG's acquisition would be conditioned on only the approval of the Special Committee, *i.e.*, TPG was unwilling to allow a majority of the minority shareholder vote
  - As a result, based on Delaware case law related to controlling shareholder "squeeze out" transactions (referred to as *MFW*), the transaction was subject to review under "entire fairness" standard rather than traditional "business judgement" standard
- TPG financed the acquisition of the outstanding shares entirely with new debt
  - Required sound debt commitment papers given no equity backstop
  - Negotiation of reverse termination fee became important point to offset risks associated with closing the transaction

Transaction Summary	~75%	2	+17%	47
	Equity Owned	*# Bumps*	*Total Bump*	*Days between initial Offer & Signing*

Source: Public filings and Preliminary Information Statement (Schedule 14C), dated July 25, 2022

CENTERVIEW PARTNERS 10

Privileged & Confidential | Prepared at the Request of Counsel

-Preliminary Working Draft— E Next Steps Initial Perspectives on Next Steps ï,§ Request Special Committee to authorize Centerview and Weil to engage with Teton and Teton’s Counsel to clarify aspects of its Proposal ï,§ Centerview to follow up with Management to discuss the updated outlook and continue our assessment ï,§ Post-initial diligence, Centerview to present preliminary assessment of the outlook to the Special Committee ï,§ Review range of other alternatives with Special Committee ï,§ Develop and align on response to Teton 11 Privileged & Confidential | Prepared at the Request of Counsel

-Preliminary Working Draft— Appendix 12 Privileged & Confidential | Prepared at the Request of Counsel

-Preliminary Working Draft— Atlas’ Current Capitalization At $9 / Share Purchase Price Based on publicly available information; key next step to align on current capitalization based on Management review post repurchase authorization Shareholder Shares (mm) % Ownership $ Ownership ($mm) Teton 98.2 70.8% $884 Insiders 2.8 2.0% $25 Institutional / Other Shareholders Blackrock Fund Advisors 4.8 3.4% $43 JPM Investment Mgmt. 4.7 3.4% 42 Vanguard 3.6 2.6% 33 Janus Henderson 3.6 2.6% 33 T. Rowe Price 3.2 2.3% 29 Calvert 3.1 2.3% 28 Weatherbie 2.7 1.9% 24 Thrivent 2.5 1.8% 23 All Other 5.7 4.1% 52 Free Float 34.0 24.6% $306 RSUs / Options Exercised 3.5 2.6% 32 Total Diluted Shares Outstanding 138.6 100.0% $1,247 Source:Public filings andFactSetas of October 12, 2023. 13 Note: Share counts in millions. Based on latest publicly available information. Share count not reflective of any undisclosed Privileged & Confidential | Prepared at the Request of Counsel share repurchases since repurchase program authorized on August 21, 2023.

-Preliminary Working Draft— Atlas’ Share Price Performance Share Price PerformanceSince IPO $30 Atlas S&P 500(1) $25 D C $20 B E F G H J K L $15 I +4% $14.00 A $10 M $5.36 $5 (62%) (67%) (vs. IPO price) (vs. Day 1 close) – Apr-21 Oct-21 Apr-22 Oct-22 Apr-23 Oct-23 Public Market Events Aï,§ 23-Apr-21: Pricing of IPO at $14.00 per Eï,§ 8-Mar-22: Reported Q4 ’21 Earnings Jï,§ 7-Mar-23: Reported Q4 ’22 Earnings share (closed day 1 at $16.40) Fï,§ 10-May-22: Reported Q1 ’22 Earnings Kï,§ 9-May-23: Reported Q1 ’23 Earnings Bï,§ 12-Aug-21: Reported Q2 ’21 Earnings Gï,§ 9-Aug-22: Reported Q2 ’22 Earnings Lï,§ 8-Aug-23: Reported Q2 ’23 Earnings Cï,§ 14-Sep-21: Announced Sizewise Rentals Hï,§ 10-Nov-22: Reported Q3 ’22 Earningsï,§ 2-Oct-23: Tom Leonard returns as CEO acquisition M following departure of Tom Boehning Dï,§ 9-Nov-21: Reported Q3 ’21 Earnings Iï,§ 9-Jan-23: Tom Boehning announced CEO Earnings Other Corp. Event Source:Company filings and Factset as of October 12, 2023. 14 (1) S&P 500 indexed to Atlas share price. Privileged & Confidential | Prepared at the Request of Counsel